Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Eastgate Acquisitions Corp.

As independent registered public accountants, we hereby consent to the use of our report dated April 10, 2012, with respect to the financial statements of Eastgate Acquisitions Corp., in its registration statement on Form S-1 relating to the registration of 472,450 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Farmington, UT

November 19, 2012